Exhibit 4.f.1

                           NOVANET SEMICONDUCTOR LTD.

                    THE COMPANY'S EMPLOYEE SHARES OPTION PLAN

1.   DEFINITIONS

As used herein the following terms shall have the meanings hereinafter set forth, unless the context clearly indicates to the contrary.

(A)      "Company" - Novanet Semiconductor Ltd.

(B)      "Board" - as defined in Section 3.1 hereinbelow.

(C)      the "Documents" - as defined in Section 6.3 hereinbelow.

(D)      the "Date of Grant" - as defined in Section 6.1 hereinbelow.

(E)      the "Date of Release" - as defined in Section 9 hereinbelow

(F) "Share(s)" - Ordinary Shares having a par value NIS 0.01 of the Company, to which are attached the rights specified in the Company's Articles of Association.

(G) "Option(s)" - an Option or Options granted within the framework of this Plan, each of which imparts the right to purchase one Share per Option.

(H) "Grantee" - an employee of the Company to whom Options are granted or to whom the Company decides to grant Options.

(I) "Plan" - the Company's Employee Shares Option Plan as provided hereunder, and as may be amended from time to time by the Board as set forth hereinbelow.

(J) "Option Agreement" - the Agreement to be signed between the Company and the Grantee under which Option(s) are to be granted.

(K) "Vested Option(s)" - that portion of the Options which the Grantee is entitled to exercise in accordance with the provisions of Section 7.2 of the Plan or the provisions of the Option Agreement executed with such Grantee.

(L) "Exercise Period" - the period during which the Vested Options may be exercised, as provided in Sections 7.3 and 7.4 hereinbelow.

(M) "Exercise Price" - the price to be paid for the exercise of each Option.

(N) "Exercised Shares" - the Shares that are issued upon the exercise of the Options.

(O)      "Exercise Notice" - as defined in Section 7.5 hereinbelow.

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(P)      "Merger Transaction" - as defined in Section 7.4 hereinbelow.

(Q)      "the "Ordinance" - as defined in Section 2.2 hereinbelow.

(R)      "Restricted Period" - as defined in Section 6.5 hereinbelow.

(S) "Trustee" - the trustee designated by the Company for the purposes of this Plan and approved of by the Israeli Income Tax Commissioner, or any other trustee the Company may appoint, in its sole discretion, in place of the approved trustee, provided that such trustee shall be approved by the Israeli Income Tax Commissioner.

2.   THE PLAN

2.1 Purpose - The purpose and intent of the Plan is to advance the interests of the Company by affording to selected employees of the Company an opportunity to acquire a proprietary interest in the Company or to increase their proprietary interest therein, as applicable, by the grant in favor of such employees of Options under the terms set forth herein, and thus, to provide an additional incentive to such employees to be employed by and remain in the employ of the Company, to encourage the sense of proprietorship of such employees, and to stimulate the active interest of such employees in the success of the Company.

2.2 Framework - The Plan shall be implemented in accordance with Section 102 of the Israeli Income Tax Ordinance (New Version), 1961, and the rules and regulations promulgated thereunder as are in effect from time to time (hereinafter: the "Ordinance").

2.3 Effective Date - The Plan shall become effective upon its approval by the Board.

3.   ADMINISTRATION

3.1 The Plan shall be administered by the Board of Directors of the Company or by a committee appointed by the Board. The term "Board" whenever used herein, shall mean the Board or such appointed committee, as applicable.

3.2 The Board shall have sole and full discretion and sole authority to administer the Plan and all actions thereunder or related thereto, including to perform any and all of the following, from time to time and at any time:

         3.2.1 To determine the Company's employees in favor of whom the Options shall be granted, the number of Options to be granted in favor of each employee, the Exercise Price thereof, the time when an Option can be exercised, and the conditions under which such Options may be exercised;

         3.2.2      To interpret the Plan;

         3.2.3      To determine the terms of the Option Agreements;

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         3.2.4      To make all other determinations deemed necessary or
                    advisable for the administration of the Plan;

         3.2.5 To prescribe, amend, modify (including by adding new terms and rules), and to rescind and terminate the Plan or any of its terms.

3.3 No amendment or modification of the Plan shall adversely affect the right of a Grantee under any Option previously granted under the Plan without the consent of the Grantee.

3.4 Unless otherwise determined by the Board, any amendment or modification of the Plan shall be deemed to have been included, ab initio, in the Plan and shall have full effect over the relationship between the Company and the Grantee.

4.   ELIGIBILITY

In determining the employee in favor of whom Options are to be granted, the number of Options to be granted and the terms of the Options, the Board may take into account the nature of the services rendered by the respective employee, his present and future potential contribution to the Company's success, and such other factors as the Board in its discretion shall deem relevant.

5.   RESERVED SHARES

The total number of Options to be granted within the framework of the Plan shall be as determined from time to time by the Board.

The Company shall at all times reserve such number of authorized but unissued Shares which equals the number of shares to which all then outstanding Options may be converted upon exercise.

6.   GRANT OF OPTIONS AND ISSUANCE OF SHARES IN TRUST

6.1 The Options shall be granted in favor of the Grantee for no consideration.

6.2 No Option shall be granted in favor of the Grantee unless an Option Agreement between the Company and the Grantee shall have been executed, which Option Agreement shall set forth the terms and conditions with respect to the Options, including without limitation, the number of Options granted thereunder, the terms of exercise thereof (including the Exercise Price) and any other terms as the Board may deem necessary.

6.3 In addition to the execution of the Option Agreement, no Option shall be deemed granted in favor of a Grantee, unless all the documents necessary in order to comply with the Ordinance, and all other document required by the Company, are executed by
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         the Grantee (the Option Agreement and said documents shall be called hereinafter: the "Documents").

6.4 The Company shall provide the Grantee with the Documents for signature after the Board adopts a resolution to grant Options in favor of such Grantee, and the Company shall sign such Documents after their return duly signed by such Grantee.

         It is hereby clarified that the execution of the said Documents by the Grantee does not exempt the Grantee from signing any other document as may be required by the Company at a later stage.

6.5 In order to fulfill the provisions of Section 102 of the Ordinance, the Options granted hereunder shall be granted to the Trustee and the Exercised Shares shall be issued to the Trustee, and both shall be registered in the name of the Trustee, who shall hold the Options and the Exercised Shares in trust for the benefit of both the Grantee and the Company for a period of at least two (2) years from the Date of Grant (as hereinafter defined) (hereinafter: the "Restricted Period"), and until such time when they are released, as hereinafter provided.

6.6 The granting of an Option pursuant to the Plan shall be deemed to occur only when the Company shall give the Trustee a written notice of such grant to be issued by the Company (with a simultaneous copy to the Grantee), after the signing of the Documents as provided in this
         Section 6 hereinabove, and on the date of grant stated in such notice (hereinafter: the "Date of Grant"), which in no event shall be before the lapse of thirty (30) days following the notice pertaining to the Plan given by the Company to the Israeli Commissioner of Income Tax, and before the approval by such tax authorities of the Trustee to this Plan.

7.   TERMS OF OPTIONS

7.1 The amount of Options and the Exercise Price for each Grantee shall be determined by the Board and shall be specified in the Option Agreement; provided however, that in no event shall the Exercise Price be less than the par value of the Shares.

7.2 Unless otherwise determined by the Board with respect to any specific Grantee, the right of a Grantee to exercise the Options, granted in such Grantee's favor, during the Exercise Period, shall be vested with such Grantee as follows:

         (a) If the Grantee's employment with the Company was terminated for any reason before the lapse of 1 (one) year from the Date of the Grant - such Grantee shall not be entitled to exercise any Options whatsoever.

         (b) If the Grantee remained in the employ of the Company for a period of not less than 1 (one) year from the Date of Grant - the Grantee shall be entitled to exercise 33 1/3% of all the Options granted in such Grantee's favor.
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         (c)      If the Grantee remained in the employ of the Company for a period of not less than 2 (two) years from the Date of Grant - the Grantee shall be entitled to exercise 66 2/3% of all the Options granted in such Grantee's favor.

         (d) If the Grantee remained in the employ of the Company for a period of not less than 3 (three) years from the Date of Grant
                  - the Grantee shall be entitled to exercise 100% of all the Options granted in such Grantee's favor.

7.3      Exercise Period

         Each Vested Option shall be exercisable within a period of three (3) years beginning on the earlier of: (i) the lapse of seven (7) years after the Date of Grant of such Vested Option; or (ii) the closing of an initial public offering of the Company, in the framework of which shim of the Company are to be traded on a stock exchange (including OTC trading such as NASDAQ). In the event of a Merger Transaction, Vested Options may be exercisable as provided in Section 7.4 below.

7.4      Effect of A Merger

         In the event of a merger of the Company into another corporation, or the sale of all of the shares of the Company (such merger or sale: the "Merger Transaction"), the surviving or the acquiring entity, as the case may be, or their respective parent or subsidiary (the "Successor Entity"), may either assume the Company's rights and obligations under outstanding options or substitute for outstanding options substantially equivalent options for the Successor Entity's shares.

         For purposes of this Section 7.4, the outstanding options shall be deemed assumed by the Successor Entity if, following the consummation of the Merger Transaction, the Option confers the right to purchase in accordance with its terms, for each share subject to the Option immediately prior to the consummation of the Merger Transaction, the consideration (whether shares, cash or other securities or property) to which a holder of a share on the effective date of consummation of the Merger Transaction was entitled; provided however, that if such consideration is not solely securities of the Successor entity, the Board may, with the consent of the Successor Entity, provide for the consideration to be received upon the exercise of the Option, to be solely securities of the Successor Entity equal in their market value to the per share consideration received by the holders of shares in the Merger Transaction.

         In the event that the Successor Entity, does not assume or substitute for all of, the outstanding options of a Grantee, then outstanding options of the Grantee in a number equal to 16 4/6% of all of the Options granted in the favor of such Grantee (i.e. a quantity which is vested during a 6-month period) shall become fully vested and the Grantee may exercise such options as well as all the other Vested Options of the Grantee within a period of 15 days from the date designated in a written notice to be given to the Grantee by the Company.

         All Options which are neither assumed or substituted for by the Successor Entity nor exercised as of the date of the end of the said 15 day period shall expire and terminate
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         effective as of the date of the consummation of the Merger Transaction, shall become null and void and shall not entitle the Grantee to any right in or toward the Company.

7.5 Vested Options may be exercised at one time or from time to time during the Exercise Period, but only by the Trustee, after the Trustee shall have received written instructions from the Grantee, accompanied by the full payment of the Exercise Price for the Vested Options then being exercised, by personal check or a cashier's check payable to the order of the Company (the written instructions accompanied by the full payment shall be called hereinafter: the "Exercise Notice"). The Trustee shall exercise such Vested Options with respect to which the Exercise Notice was given, by giving the Company, at its principal office, a written notice of intent to exercise such Vested Options, accompanied by the Exercise Notice; provided however, that in case of payment by personal check (and not by cashier check), the Options shall not be considered as exercised, and the Company shall not issue the Exercised Shares in respect thereof, until the personal check shall have been fully honored by the bank on which it was drawn.

7.6 The Exercised Shares shall be issued in the name of the Trustee who shall hold the same until their release as hereinafter provided.

8.   TRANSFERABILITY

8.1 The Options and rights in connection therewith shall not be assignable, transferable, made subject to attachment lien or encumbrance of any kind, and the Grantee shall not be entitled with regard to the same, and shall not grant with regard thereto, any power of attorney or transfer deed, whether valid immediately or in the future.

8.2 The Grantee may transfer or sell only the Exercised Shares, or any part thereof, provided that all of the following conditions have been met prior to such transfer or sale: (i) the transferee is not a competitor of the Company; and (ii) the sale or transfer shall be subject to all the provisions of the Articles of Association of the Company regarding transfer of shares in the Company; and (iii) the transferee confirmed in writing its acceptance of the terms and conditions of the Plan and the Option Agreement with respect to the Shares being transferred, instead of the, Grantee, to the satisfaction of the Board; and (iv) the actual payment of all taxes required to be paid upon such sale and transfer of the Exercised Shares have been made to the tax assessor, and the Trustee shall have received confirmation from the tax assessor that all taxes required to be paid upon such sale and transfer have been paid.

8.3 Notwithstanding anything to the contrary herein, in any event where all the shares in the Company (other than shares which were issued under an employee stock option plan) (the "Non SOP Shares") are to be sold to a third party or in the event of a transaction under which one shareholder or an affiliate of one of the shareholders purchases from all of the other shareholders of the Company their Non SOP Shares, then, if so requested by the purchaser, the Grantee shall be obligated to join such sale
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         and sell all of his shares in the Company under the same terms under which the Non SOP Shares are being sold.

9.   RELEASE

Upon the lapse of the Restricted Period, the Trustee may, pursuant to the written request of the Grantee, release and transfer the Exercised Shares to the Grantee, or to any third party to whom the Grantee wishes to sell the Exercised Shares, as indicated in the Grantee's written notice, provided however that all the following conditions have been fulfilled prior to such transfer: (i) payment to the tax assessor of all taxes required to be paid upon the release and transfer of the Exercised Shares have been made and confirmation of same has been received by the Trustee; and (ii) receipt by the Trustee of a written confirmation issued by the Company to the Trustee stating that all requirements for said release and transfer have been furnished according to the terms of the Articles, the Ordinance, the Plan and the Option Agreement.

The date on which the Exercised Shares shall be released and transferred to the Grantee shall hereinafter be referred to as the "Date of Release".

10.  TERMINATION

10.1 Notwithstanding anything to the contrary, any Option issued in favor of any Grantee but not exercised by such Grantee within the Exercise Period and in strict accordance with the terms of the Plan and the Option Agreement, shall, upon the lapse of the Exercise Period, immediately expire and terminate, become null and void, and shall not entitle the Grantee to any right in, or toward the Company in connection with the same, and all interests and rights of the Grantee, in and to the same, shall expire.

10.2 Notwithstanding anything to the contrary, upon the termination of a Grantee' employment with the Company for any reason whatsoever, any Options issued in favor of such Grantee which are not Vested Options, shall immediately expire and terminate, become null and void, and shall not entitle the Grantee to any right in, or toward the Company in connection with the same, and all interests and rights of the Grantee, in and to the same, shall expire.

10.3 Notwithstanding anything to the contrary herein, upon the issuance of a court order declaring the bankruptcy of a Grantee, or the appointment of a receiver or a provisional receiver for a Grantee, or over all of his assets, or any material part thereof, or upon making a general assignment for the benefit of his creditors, any Options issued in favor of such Grantee which are not Vested Options shall immediately expire and terminate, become null and void and shall not entitle the Grantee, his receiver, successors, creditors or assignees, to any right in, or toward the Company in connection with the same, and all interests and rights of the Grantee, his receiver, successors, creditors or assignees, in and to the same, shall expire.
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11.  RIGHTS AS SHAREHOLDER

11.1 It is hereby clarified that a Grantee shall not, by virtue of the Plan, the Option Agreement or any Option granted in favor of him thereunder, have any of the rights of a shareholder with respect to any Shares represented by the Options, until the Options have been exercised.

         Furthermore, except for the right to receive dividends as provided in
         Section 12.1 hereinafter, the Grantee shall not have any rights by virtue of the Exercised Shares until same shall have been transferred to the Grantee by registering same in the Grantee's name, and only then, the Grantee shall have rights of a shareholder. with respect to such shares so registered.

11.2 For so long as the Exercised shares are held by the Trustee, the Company shall consider only the Trustee as the owner of such shares for all purposes whatsoever (including without limitation, for the purpose of delivering notices); the Trustee, however, shall not exercise the voting rights conferred by such shares in any way whatsoever, and shall not issue a proxy to any person or entity to vote such shares.

11.3 The Grantee shall not have, and hereby waives the right to have, by virtue of the Exercised Shares, any pre-emptive rights to purchase, along with the other shareholders in the Company, a pro rata portion of any securities proposed to be offered by the Company prior to the offering thereof to any third party and any rights of first refusal to purchase any securities of the Company offered by the other shareholders of the Company.

12.  DIVIDENDS AND BONUS SHARES

12.1 Cash dividends paid or distributed, if any, with respect to the Exercised Shares held by the Trustee, shall be remitted directly to the Grantee who is entitled to the Exercised Shares for which the dividends are being paid or distributed.

12.2 All bonus shares to be issued by the Company, if any, with regard to the Exercised Shares, shall be registered in the name of the Trustee and all provisions applying to the Exercised Shares, shall apply to the bonus shares, mutatis mutandis.

12.3 The Trustee shall transfer the said bonus shares upon the transfer of the Exercised Shares with respect to which they were issued.

13.  ADJUSTMENTS

The number of Shares to which each outstanding Option is exercisable, shall be proportionately adjusted for any increase or decrease in the number of Shares resulting from a stock split, reverse stock split, combination or reclassification of the Shares, as well as for any distribution of bonus shares. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive.
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14.  RIGHTS TO CHANGES, ETC.

The Plan or the Option Agreement shall not affect, in any way, the rights, power or freedom of the Company or of its shareholders to make or authorize: any sale, transfer or any change whatsoever in all or any part of the Company's assets, obligations or business, or any other business, commercial or corporate act or proceeding, whether of a similar character or otherwise; any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or business; any merger or consolidation of the Company; any issue of bonds, debentures, shares (including preferred or prior preference shares ahead of or affecting the existing shares of the Company including the shares into which the Options granted hereunder are exercisable or the Exercised Shares or the rights thereof, etc.); or the dissolution or liquidation of the Company; and none of the above acts or authorizations shall entitle the Grantee to any right or remedy, including, without limitation, a right of compensation for any dilution resulting from any issuance of any shares or of any other securities in the Company to any person or entity whatsoever.

15.  NO EMPLOYMENT OBLIGATIONS

Nothing in the Plan, the Option Agreement or in any Option granted hereunder shall guarantee the Grantee's employment in the Company, and no obligation of the Company as to the length of employment of the Grantee or as to any other term of employment shall be implied by the same; the Company reserves the right to terminate the employment of any employee pursuant to such employee's terms of employment and any law.

16.  NO REPRESENTATION

The Company does not and shall not, through this Plan or through any Option Agreement, make or be deemed to make any representation toward any Grantee with regard to the Company, its business, its value or with regard to the Company's shares in general, and the Exercised Shares in particular, their value or rights.

The Grantee, in entering the Option Agreement, represents and warrants toward the Company, that his consent to the grant of the Options issued in favor of him and their exercise (if so exercised), is, in no respect, made on the basis of any representation or warranty made by the Company or by any of its directors, officers, shareholders or employees, and is made based only upon his examination and expectations of the Company, on an "as is" basis. The Grantee waives any claim whatsoever of "non conformity" of any kind or any other cause of action or claim of any kind with respect to the Options and/or the Shares exercised thereupon.

17.  TAX CONSEQUENCES

All tax consequences arising from the grant or exercise of any Option, the payment for or the transfer of the Exercised Shares to the Grantee, or from any other event or act (of the Company or the Grantee) hereunder, shall be borne solely by the Grantee, and the Grantee shall indemnify the Company and hold it harmless from and against any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Grantee.

The Company and the Trustee may withhold, from any payment which the Company will make to the Grantee, the amount of the tax and/or other mandatory payment the withholding of which is required with respect to the Options and/or the Exercised Shares under any law.
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18.  SUBORDINATION

It is clarified that the Grant of the Options hereunder is subject to the approval by the Tax Authorities of the Plan and the Trustee, in accordance with the Ordinance. It is also clarified that the Plan and the Option Agreement are subject to the provisions of the Ordinance which shall be deemed an integral part of each, accordingly, and which shall prevail over any term that is not consistent with the Ordinance.